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Exhibit 99.1

[SEROLOGICALS CORPORATION LOGO]

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls VP-Finance & Chief Financial Officer (678) 728-2115

SEROLOGICALS CORPORATION REPORTS
FIRST QUARTER RESULTS

REVENUES INCREASE 55% AS COMPANY CONFIRMS FULL-YEAR GUIDANCE

ATLANTA, GA (April 27, 2005) Serologicals Corporation (NASDAQ:SERO) today announced financial results for the first quarter ended April 3, 2005. Revenues increased 55.1%, to $56.6 million, compared to $36.5 million in the same period last year. Diluted earnings per share were $0.07 per share compared to $0.11 per share in the same period in the prior year.

As the result of our numerous acquisitions over the past three years, the Company has decided to provide pro forma results that exclude acquisition amortization, other similar acquisition related costs and other one-time costs. The Company is providing pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. The Company believes that the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.

First quarter 2005 pro forma net income was $4.3 million, or $0.13 per share, compared with $3.4 million, or $0.12 per share, in the first quarter of 2004. Pro forma net income and pro forma earnings per share increased by 26.7% and 8.3%, respectively. Reconciliations between GAAP results and pro forma results are presented in the attached tables and on the Company's web site (www.serologicals.com) under the Investor Relations tab.

President & CEO Perspectives

"Our revenues for the first quarter of 2005 were consistent with the guidance we provided in January 2005 when we estimated that first quarter revenue would be approximately 18-20% of the annual total. Revenue for the first quarter has historically declined from the fourth quarter due to customer ordering patterns, and this year was no exception. However, we saw significant increases in order activity and shipping in both February and March, continuing into April, following an expected slow January. We continue to be very pleased with the ongoing successful development of our business and the outlook for 2005." said David A. Dodd, President and CEO.

"Our first quarter gross profit was negatively impacted by product mix and revenue shortfalls. EX-CYTE® first quarter revenues were lower than expected due to timing of customer delivery requirements; however, we expect the shortfall will be made up later in the year. Research revenue was below our expectations because of shipment delays, lower bulk and pharmaceutical sales and the issuance of our Research product catalogues later than originally anticipated.

The Upstate business unit continues to perform very well with a year over year revenue increase of 20% in the first quarter. In addition, margins continue to exceed our expectations as we continue to significantly expand our drug screening and target validation services. We are committed to maintaining our leadership position in this growing market segment. Several new drug screening contracts were concluded and work initiated during the first quarter, with the majority of those revenues scheduled to occur beginning in the second quarter.

The outlook for the balance of 2005 remains very positive. As a result of new contracts achieved during the first quarter and existing plans for the year, we are confirming our earlier guidance for 2005 for annual revenues of $275.0-$285.0 million with pro forma earnings of $0.95-$1.00 per share. We are confident about achieving our earlier guidance because:

  •
  Customer projections for purchases of our key products, including EX-CYTE®, reflect a significant pickup in the second half of the year and on target for our expectations

  •
  We continue to obtain new contracts and contract extensions to provide drug screening services

  •
  Our daily order flow for research reagents was below expectations for January, but increased sequentially 32% in February and another 25% in March, with continued strength in April

  •
  We continue to identify and implement cost reduction initiatives in all parts of our business to improve gross margins and reduce overhead costs

We also expect that as in previous years, the second half of 2005 will be significantly stronger both in terms of revenue and earnings performance because of customer ordering patterns, the delayed impact of new product introductions during the year and the delivery of our new research reagents catalogues in March and April," Mr. Dodd added.

* * * * * * * * * * * *

Significant accomplishments during the first quarter included:

  •
  We continue to see positive results in our EX-CYTE® evaluations that were begun in 2004 as well as pursuing new evaluation opportunities in 2005. The 2005 Evaluation Program consists of two parts. First, targeting programs that are in pre-clinical trials with recombinant proteins or antibodies and second, continuing the placement of EX-CYTE® into research and development programs using mammalian cell lines for production. We placed EX-CYTE® into 21 different evaluation opportunities during the first quarter.

  •
  Our Celliance business unit recently introduced Hybri-CYTE™, a serum-free cell culture supplement designed for use in hybridoma cell lines. Hybri-CYTE™ is the first in a new line of supplements that are designed specifically to eliminate the use of fetal bovine serum while incorporating a number of Celliance's proprietary cell culture products including EX-CYTE®, Probumin™ BSA and Incelligent™ animal free insulin. A patent has been filed for Hybri-CYTE™. The new product has been introduced in both Europe and North America and more than 20 product samples are currently being provided to customers. Further product extensions are expected later this year.

  •
  During the quarter, Celliance successfully completed the construction and internal phases of initial product manufacturing and testing at its EX-CYTE® plant in Lawrence, Kansas. The facility has commenced the final phases of production validation which includes customer audits and extensive testing requirements. This phase of validation is expected to take approximately six to nine months to complete based on scheduling commitments and testing requirements. Full manufacturing operations are expected to commence in early 2006. Updated customer projections received during first quarter re-confirmed the need to initiate production at the Lawrence site in support of projected growing product demand beginning in early 2006.

  •
  Our research business units, Chemicon and Upstate, introduced 384 new products during the first quarter, including new Chemicon assays and reagents focused in the areas of neuroscience and stem cell research and a range of new Upstate kinases and multiplex Beadlyte® assays. Upstate is expanding its industry leading position by providing over 220 kinases in their selectivity panel with an aggressive plan to substantially increase its kinase panel by the end of 2005. Recently, Upstate also announced the launch of a new immunoprecipitation product (IP) called Catch and Release® which is a faster, simpler and more reproducible method of completing traditional IP.

  •
  Both Chemicon and Upstate recently introduced new product catalogues. The combined catalogues provide over 10,000 products and will reach over 250,000 customers throughout North America, Europe and Asia. Over 1,000 individual products are being dual marketed by Chemicon and Upstate to their respective customers.

  •
  Chemicon expanded its exclusive worldwide agreement with Amrad Corporation Ltd. and The Walter and Eliza Hall Institute of Medical Research (WEHI) providing Chemicon with additional rights to further develop its proprietary embryonic stem cell products, Leukemia Inhibitory Factor (LIF) and ESGRO, into additional kits and combination products. The new agreement provides an important expansion of the initial license agreement covering patent rights signed by Chemicon, Amrad and WEHI in 1999.

  •
  Our Upstate business unit continues to successfully expand its drug screening services. These services are provided out of the recently expanded Dundee, Scotland facility. In addition to contracting to provide kinase profiling services to several new customers, Upstate recently introduced PathwayProfiler™, a new service which measures cell-based signaling cascades (cell communication pathways) and provides drug development companies with a unique insight into their therapy and its efficacy within a cell.

* * * * * * * * * * * *

First Quarter Results Summary

In the fourth quarter of 2004, the Company restructured its organization to improve management control and oversight of its operations. Consistent with this organizational change, the Company will now report its operating results in two business segments. The Research segment, which is focused on the research products and services business, will consist primarily of products and services offered under the brand names of Chemicon® and Upstate®. The Bioprocessing segment, Celliance, will include cell-culture-supplement products along with diagnostic related products and contract research services offered through Celliance BioServices.

Revenues for the first quarter of 2005 totaled $56.6 million, compared to $36.5 million in the first quarter of 2004, an increase of 55.1%. The increase in revenues in the first quarter of 2004 over the same period in the prior year was due primarily to the sales increase in the Research segment. The primary reason for the increase in sales in the Research segment is the inclusion of Upstate results for the first quarter. Upstate sales for the first quarter were $16.2 million.

The following table shows a breakdown of the revenue contribution by segment for the first quarter:

	Quarter Ended
	April 3, 2005		March 28, 2004
	Actual	% Total	Actual	% Total
	$ in Millions
Revenue:
Research	$32.1	57%	$15.2	42%
Bioprocessing	24.5	43%	21.3	58%

	$56.6	100%	$36.5	100%

The comments in this paragraph regarding gross margins refer to pro forma gross margins, excluding acquisition related costs that impacted gross margins. Pro forma Research gross margins for the first quarter of 2005 increased by four percentage points when compared to the pro forma gross margins in the first quarter of 2004. Pro forma Research gross margins increased as the result of higher margins from the Upstate business. Pro forma Bioprocessing margins decreased primarily as the result of lower EX-CYTE® volumes, higher insulin sales and higher manufacturing costs.

The following table shows a breakdown of the gross margin contribution by segment on a pro forma basis for the first quarter:

	Quarter Ended
	April 3, 2005		March 28, 2004
	Pro Forma	Gross Margin %	Pro Forma	Gross Margin %
	$ in Millions
Gross Margin:
Research	$20.8	65%	$9.3	61%
Bioprocessing	10.7	44%	10.2	48%

	$31.5	56%	$19.5	53%

Operating income for the first quarter of 2005 was $4.3 million, or 7.6% of revenue, compared to $5.2 million, or 14.1% of revenue, in the first quarter of 2004. Pro forma operating income before acquisition related amortization and other similar acquisition related costs was $7.7 million, or 13.6% of revenue in 2005 compared to $5.8 million or 15.9% of revenue in 2004.

Cash flows from operating activities were $0.4 million in the first quarter of 2005. This compares to cash flows from operating activities of $12.5 million in the first quarter of 2004. This significant decline is the result of a decrease in non-cash items and working capital in the first quarter of 2005 compared to a significant increase in non-cash items and working capital in the first quarter of 2004.

Performance Highlights: Research Products and Services

Research revenue in the first quarter of 2005 increased approximately $16.9 million, or 111%, over the prior year quarter. In addition to the increased revenue recorded as the result of the Upstate acquisition, Chemicon achieved revenue growth of 5.9% which was driven by contributions in the areas of neuroscience, molecular biology, bulk reagents and custom services. Upstate revenue, while not included in the 2004 operating results for the Company, grew 20% compared to the first quarter of 2004. Upstate growth was driven primarily by a 112% increase in revenue from Kinase Profiling services. Geographically, Research revenues increased 16% in Asia, 14% in Europe and 11% in North America.

Performance Highlights: Bioprocessing Products and Services

Bioprocessing revenue increased by 15% or $3.2 million to $24.5 million over the first quarter of 2004. EX-CYTE® sales in the quarter were $2.8 million, compared to $3.6 million in the first quarter of 2004. Sales of Celliance's proprietary bovine serum albumin (Probumin™ BSA) in the first quarter of 2005 were $4.4 million, compared to $4.3 million in the first quarter of 2004. Sales of recombinant human insulin (Incelligent™) were $6.8 million for the quarter compared with $5.2 million in the first quarter of 2004. Sales of monoclonal antibodies from our Livingston, Scotland facility increased 20% from $5.4 million in Q1 2004 to $6.5 million in Q1 2005. The quarterly revenue growth in Bioprocessing came from North America where revenue was up 16% over 2004 and from Europe, where revenue was up 15% over 2004. Sales to the rest of the world were flat compared with the first quarter of 2004.

Other Q1 2005 Financial Information

  •
  Available cash and short-term investments at the end of the quarter were $53.7 million, compared with $62 million at the end of 2004. The primary reason for this decline was the purchase of Specialty Media for $6.5 million plus acquired debt of $0.2 million. Specialty Media develops and supplies a variety of specialty stem cell culture media formulations and supplements, cells and research reagent tools to the life science industry.

  •
  Accounts receivable totaled approximately $34.0 million at the end of the first quarter, compared with $46.9 million at the end of 2004.

  •
  Capital expenditures for the first quarter of 2005 were $2.9 million compared to $5.5 million for the first quarter of 2004.

  •
  Recognized losses on foreign exchange transactions were $0.1 in the first quarter of 2005, compared to a loss of $0.2 in the first quarter of 2004. Gross margins in the Research segment were unaffected by currency rates in the first quarter of 2005 compared to a 1% reduction in margins in the first quarter of 2004. Gross margins in the Bioprocessing segment were adversely affected by 1% due to currency rates in the first quarter of 2005 compared to an adverse affect of 2% in the first quarter of 2004.

Q1 2005 Earnings Conference Call

We will hold our first quarter earnings conference call at 9:00 a.m. (Eastern Time) on Thursday, April 28, 2005. The conference call dial in number is (888) 396-2298 (domestic) and (617) 847-8708 (international), confirmation code 21597271. The live broadcast will also be available online at our website at www.serologicals.com and at www.StreetEvents.com.

If you are unable to participate in the call, a 14-day playback will start on April 28, 2005 at 11:00 a.m. (Eastern Time). To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter access code 43292003 or access the archived web cast on our website at www.serologicals.com.

About Serologicals

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world's leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of more than 1,000 people worldwide in three Serologicals' companies: Chemicon International, headquartered in Temecula, California, Upstate Group, LLC, headquartered in Charlottesville, Virginia and Celliance Corporation, headquartered in Atlanta Georgia.

For more information, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that the Company reports on the basis of GAAP include substantial cash and non-cash charges and tax benefits related to the acquisition of Chemicon, AltaGen BioSciences and Upstate Group, Inc. and to the integration of the acquired business with existing businesses. The Company presents pro forma financial information in this press release because it believes that the information is a beneficial supplemental disclosure to investors in analyzing and assessing the Company's past and future performance. The Company believes the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses.

The pro forma financial information, excluding acquisition related amortization and other similar costs, is limited because it does not reflect the entirety of the Company's business costs. Therefore, the Company encourages investors to consider carefully its results under GAAP, as well as its pro forma disclosures and the reconciliation between these presentations to more fully understand the Company's business. Reconciliations between GAAP results and the pro forma information are presented in the attached tables and also on the Company's web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company and its subsidiaries. The forward-looking statements are subject to risks and uncertainties, including, without limitation, statements regarding increased sales of EX-CYTE® during the balance of the year, a positive outlook for the remainder of fiscal 2005, the Company's ability to increase sales of EX-CYTE® as a result of the evaluation program, the Company's ability to develop and market additional cell-culture-supplement products, and Upstate's ability to increase its kinase panel. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2005. This report is available online at http://www.sec.gov. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on the Company's current views and assumptions regarding future events and operating performance. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals® and EX-CYTE® are registered trademarks of Serologicals Royalty Company.

SEROLOGICALS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
First Quarter Ended April 3, 2005 and March 28, 2004
(Unaudited)

	Quarter Ended
	April 3, 2005	March 28, 2004
	(in thousands, except per share amounts)
Net revenues	$56,635	$36,504
Costs and expenses:
Cost of revenues	25,796	17,034
Selling, general and administrative expenses	20,293	11,686
Research and development	4,485	1,966
Amortization of intangibles	1,763	656

Operating income	4,298	5,162
Other (income) expense, net	101	(156)
Interest expense	1,803	1,057
Interest income	(288)	(191)

Income from operations, before income taxes	2,682	4,452
Provision for income taxes	778	1,469

Net income	1,904	2,983
Add-back interest expense on convertible debt, net of tax	1,190	679

Numerator for diluted earnings per share	3,094	$3,662

Earnings per common share:
Basic	$0.06	$0.12

Diluted	$0.07	$0.11

Weighted average shares used in per share calculations:
Basic	34,581	24,830

Diluted	44,060	34,186

Condensed Consolidated Balance Sheets
(Unaudited)

	April 3, 2005	January 2, 2005
	(in thousands)
Assets
Current assets:
Cash and short-term investments	$53,709	$62,054
Trade accounts receivable, net	34,236	46,899
Inventories	54,250	49,846
Other current assets	16,479	15,226

Total current assets	158,674	174,025
Property and equipment, net	97,542	96,887
Goodwill	248,095	241,038
Other intangible assets, net	120,181	121,647
Other assets	5,969	6,210

Total assets	$630,462	$639,807

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,343	$11,827
Current maturities of capital lease obligations	2,835	2,419
Accrued liabilities and other	22,903	37,336

Total current liabilities	35,080	51,582
4.75% Convertible debentures	128,679	130,395
Capital lease obligations	1,024	2,194
Deferred income taxes	41,311	38,012
Other liabilities	2,396	1,093
Stockholders' equity	421,972	416,531

Total liabilities and stockholders' equity	$630,462	$639,807

SEROLOGICALS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended April 3, 2005 and March 28, 2004
(Unaudited)

	April 3, 2005	March 28, 2004
	(in thousands)
Operating Activities:
Net income	$1,904	$2,983
Non-cash and working capital changes, net	(1,526)	9,497

Net cash provided by (used in) operating activities	378	12,480

Investing Activities:
Purchase of property and equipment	(2,904)	(5,535)
Purchase of business, net of cash acquired	(6,964)	—
Disposition of business	—	3,500
Proceeds from (purchases of) short-term investments, net	(5,100)	(14,600)
Other, net	413	(100)

Net cash used in investing activities	(14,555)	(16,735)

Financing Activities:
Net cash provided by financing activities	1,193	1,274

Net cash used by discontinued operations	—	(1,763)
Effect of foreign exchange on cash	(462)	90

Net increase (decrease) in cash and cash equivalents	(13,446)	(4,654)
Cash and cash equivalents, beginning of period	33,024	21,479

Cash and cash equivalents, end of period	$19,578	$16,825

SEROLOGICALS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	For the Three Months Ended April 3, 2005
	GAAP	Adjustments		Pro Forma
	(in thousands, except per share data)
Net revenues	$56,635	—		56,635
Cost of revenues	25,796	(630	)(1)	25,166

Gross profit	30,839	630		31,469
Margin %	54.5%			55.6%
Selling, general and administrative	20,293	(1,034	)(2)	19,259
Research and development	4,485	—		4,485
Amortization of intangibles	1,763	(1,763	)(3)	—

Operating income	4,298	3,427		7,725
Operating margin %	7.6%			13.6%
Other expense	101	—		101
Interest income	(288)	—		(288)
Interest expense	1,803	—		1,803

Income from operations before income taxes	2,682	3,427		6,109
Provision for income taxes	778	994	(4)	1,771

Net income	1,904	2,433		4,337
Add back interest expense on convertible debt, net of taxes	1,190	—		1,190

Numerator for diluted earnings per share	$3,094	$2,433		$5,527

Net income per share:
Basic	$0.06			$0.13

Diluted	$0.07			$0.13

Weighted average shares used in per share calculation:
Basic	34,581			34,581
Diluted	44,060			44,060

(1)
Add back costs for purchase accounting inventory revaluations related to acquisition of Upstate, $500; other one time charges, $130.

(2)
Add back business integration costs.

(3)
Add back purchased intangible asset amortization.

(4)
The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	For the Three Months Ended March 28, 2004
	GAAP	Adjustments		Pro Forma
	(in thousands, except per share data)
Net revenues	$36,504	$—		$36,504
Cost of revenues	17,034	—		17,034

Gross profit	19,470	—		19,470
Margin %	53.3%			53.3%
Selling, general and administrative	11,686	—		11,686
Research and development	1,966	—		1,966
Amortization of intangibles	656	(656	)(1)	—

Operating income	5,162	656		5,818
Operating margin %	14.1%			15.9%
Other expense	(156)	—		(156)
Interest income	(191)	—		(191)
Interest expense	1,057	—		1,057

Income from operations before income taxes	4,452	656		5,108
Provision for income taxes	1,469	216	(2)	1,685

Net income	$2,983	440		3,423
Add back interest expense on convertible debt, net of taxes	679	—		679

Numerator for diluted earnings per share	$3,662	$440		$4,102

Net income per share:
Basic	$0.12			$0.14

Diluted	$0.11			$0.12

Weighted average shares used in per share calculation:
Basic	24,830			24,830
Diluted	34,186			34,186

(1)
Add back purchased intangible asset amortization.

(2)
The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES
EBITDA and Adjusted EBITDA

	Three Months Ended
	4/3/2005	3/28/2004
	(in thousands)
Net income under GAAP	$1,904	$2,983
Interest expense (income), net	1,515	866
Provision for income taxes	778	1,469
Depreciation	2,167	1,719
Amortization of intangibles	1,763	656

EBITDA	8,127	7,693
Other Adjustments:
Purchase accounting revaluations and business integration costs	1,523	—
Other one time charges	130	—

Adjusted EBITDA	$9,780	$7,693

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and other adjustments ("Adjusted EBITDA") is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America. However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies. In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company's revolving credit facility.

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SEROLOGICALS CORPORATION REPORTS FIRST QUARTER RESULTS